Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 4, 2018, (except for Note 13, as to which the date is July 16, 2018), with respect to the consolidated financial statements of Shanghai Autohome Financing Lease Co., Ltd. included in Amendment No. 2 to the Registration Statement (Form F-1 No. 333-225813) and related Prospectus of Cango Inc. for the registration of 28,750,000 shares of its Class A ordinary shares.

/s/ Ernst & Young Hua Ming LLP

Shanghai, the People’s Republic of China

July 16, 2018